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                                  EXHIBIT 99.1

                                                        - NEWS RELEASE -

                                           Date:  February 22, 2002

                                        Contact:  Bruce Elder
                                                  SVP / Chief Financial Officer
                                                  (919) 460-7770

                         Crescent Financial Corporation
                Announces Second Stock Dividend In Twelve Months

     CARY, N.C. - The Board of Directors of Crescent Financial Corporation, parent company of Crescent State Bank, at its regular meeting on February 21, 2002, declared its second 12 1/2% stock dividend in the last twelve months and its third stock dividend since Crescent State Bank began operations on December 31, 1998. Previous stock dividends include a 12 1/2% dividend declared on April 19, 2001 and paid on May 25, 2001, and a 10% dividend declared on March 30, 2000 and paid on May 12, 2000. The current 12 1/2% stock dividend is payable to stockholders of record on March 15, 2002. The dividend will be paid on April 15, 2002. Cash will be paid in lieu of fractional shares.

At December 31, 2001, Crescent Financial Corporation's total assets were $129 million, reflecting a 79% increase over total assets of $72 million reported on December 31, 2000. Total net loans at December 31, 2001 increased by 66% to $79 million compared to $48 million at December 31, 2000. Total deposits increased 83% from $62 million on December 31, 2000 to $113 million on December 31, 2001. Net income for the year ended December 31, 2001 was $307,000 compared with a net loss of $450,000 for the prior year.

Mike Carlton, President and CEO stated, "We are very pleased with the accomplishments that have been achieved over the past three years. Through the patience and support of our loyal shareholders, we believe that we have made significant progress towards our goal of enhancing shareholder value."

Bruce Howell, Chairman of the Board said " This stock dividend reflects the confidence of the board in the bright future of our bank. It speaks of our confidence in our customers, employees and shareholders."

Crescent State Bank is headquartered in Cary, North Carolina and primarily serves the communities of Cary, Apex and Clayton, North Carolina through four branch offices. The Bank provides a wide assortment of traditional banking services offered with a high level of personal service. Crescent State Bank has additionally deployed Internet banking services which allow customers to perform account inquiries, transfer funds, pay bills and view check images via the Internet. The Bank's website is www.crescentstatebank.com. Crescent Financial
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Corporation stock can be found on the NASDAQ Electronic Bulletin Board trading under the symbol CRFN.

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Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-K and its other periodic reports.

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